THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE ISSUER, IS AVAILABLE.

FAT BRANDS INC.

WARRANT AGREEMENT

(Common Stock)

Warrant No. 2

This Warrant Agreement (this “Warrant”) is dated as of July 3, 2018 (the “Issue Date”) and entered into by and between FAT Brands Inc., a company organized under the laws of State of Delaware (the “Company”), and the undersigned, (together with its successors and assigns, the “Warrant Holder”).

WHEREAS, the Warrant Holder, the Company and its subsidiaries and affiliates parties thereto have entered into that certain Loan Agreement (the “Loan Agreement”), pursuant to which the Warrant Holder agreed to extend a senior secured term loan facility to the Company in the amount of $16,000,000.

WHEREAS, all capitalized terms not separately defined in this Warrant, shall have the same meanings as defined in the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Warrant, and for other good and valuable consideration, the parties agree as follows:

1. Grant of Warrant. This Warrant entitles the Warrant Holder, upon the terms and subject to the conditions set forth herein, to purchase from the Company up to 499,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), subject to adjustment as provided in Section 6 (the “Warrant Shares”).

2. Term and Termination of Warrant. The Warrant shall be exercisable at any time or times beginning on the Issue Date and ending on the five (5) year anniversary of the Issue Date (such five-year period, the “Exercise Period”), at which time this Warrant shall terminate.

3. Exercise of the Warrant.

(a) Exercise Price. For the purposes of this Warrant, the exercise price shall be $7.35 per share of Common Stock (the “Exercise Price”), subject to adjustment as provided in Section 6.

(b) Exercise and Payment. The purchase rights represented by the Warrant may be exercised in round lots only by the Warrant Holder, in whole or in part, by the surrender of the Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with a duly executed notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”) at the principal office of the Company and by the payment to the Company by check or wire transfer of immediately available funds of an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of the Warrant multiplied by (ii) the Exercise Price (the “Warrant Price”). For purposes of this Warrant, “Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in this Section 3 shall have been satisfied at or prior to

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(c) 5:00 p.m., Eastern time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the Warrant Price.

(d) Cashless Exercise. If at any time after the date hereof, there is no effective registration or offering statement effective or qualified in connection with, or no current prospectus or offering circular available for, the public resale of the Warrant Shares by the Warrant Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Warrant Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula X = Y(A - B) ÷ A:

Where:

X = the number of Warrant Shares to be issued to the Warrant Holder.

Y = the total number of Warrant Shares for which the Warrant Holder has elected to exercise this Warrant

A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date.

B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date.

For purposes of this Warrant, “Fair Market Value” of a Warrant Share shall mean the arithmetic average of the last trade price of the Common Stock (as reported by Bloomberg Financial Markets) for the five (5) consecutive days on which the Nasdaq Stock Market is open for trading, ending on the date immediately preceding the Exercise Date, on the principal trading market on which the Common Stock is quoted or listed for trading. If the Fair Market Value cannot be calculated on a particular date on the foregoing basis, the Fair Market Value shall be the average of the highest bid and lowest asked prices for the Common Stock on the principal trading market at the end of such day. If at any time the Common Stock is not listed on a domestic securities exchange or quoted on the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system, the OTC Markets Group Inc. electronic inter-dealer quotation system or similar quotation system or association, the Fair Market Value of the Common Stock shall be the fair market value determined jointly in good faith by the Board of Directors of the Company and the Warrant Holder; provided, that if the Board of Directors and the Warrant Holder are unable to agree on the Fair Market Value of a Warrant Share within a reasonable period of time (not to exceed five (5) days from the Company’s receipt of the Exercise Notice), Fair Market Value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Warrant Holder and the Company and engaged by the Company. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company. The investment bank so engaged shall determine the Fair Market Value of the Common Stock assuming an orderly sale transaction between a willing buyer and a willing seller, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding Common Stock (including fractional interests) calculated on a fully diluted basis (except those securities, rights and warrants (a) owned or held by or for the account of the Company or any of its subsidiaries, or (b) convertible or exchangeable into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

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(e) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Warrant Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(f) Warrant Shares. Subject to the other provisions of this Warrant, on or before the second (2nd) day following the date on which the Company has received an Exercise Notice, so long as the Warrant Holder delivers the Warrant Price (such 2nd day, the “Warrant Share Delivery Date”), the Company shall issue and deliver to the Warrant Holder or, at the Warrant Holder’s instruction pursuant to the Exercise Notice, the Warrant Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Warrant Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Warrant Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the transfer agent and all fees and expenses with respect to the issuance of shares of Common Stock via DTC, if available. Upon delivery of an Exercise Notice, the Warrant Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Warrant Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 3 and the number of Warrant Shares represented by this Warrant submitted for exercise is for a greater number of Warrant Shares than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Warrant Holder, the Company shall as soon as practicable and in no event later than two (2) business days after any exercise and at its own expense, issue and deliver to the Warrant Holder (or its designee) a new Warrant (in accordance with Section 9(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. If the Company fails to cause its transfer agent to transmit to the Warrant Holder the Warrant Shares by the Warrant Share Delivery Date, then the Warrant Holder will have the right to rescind such exercise.

(g) Legends. The Warrant Shares to be acquired by the Warrant Holder pursuant hereto, may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration or offering statement under the Securities Act, or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and from an attorney who regularly practices securities law) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. Except as otherwise provided in this Warrant (and subject to the removal provisions set forth below), until such time as the Warrant Shares issuable upon exercise of the Warrant have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Warrant Shares that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED UNLESS (1) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR (2) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT AND, IF THE COMPANY REQUESTS, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT HAS BEEN RENDERED BY COUNSEL.

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The legend set forth above shall be removed and the Company shall issue to the Warrant Holder a new certificate therefor free of any transfer legend if (i) the Company shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Warrant Shares may be made without registration under the Act and the shares are so sold or transferred, or (ii) such security is registered for sale under an effective registration statement filed under the Act.

(h) Limitation on Exercise.

(i) The Company shall not affect any exercise of this Warrant, and the Warrant Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Warrant Holder (together with its Affiliates, and any other Persons acting as a group together with the Warrant Holder or any of its Affiliates), would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Warrant Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Warrant Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Warrant Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(g)(i) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrant Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrant Holder, and the submission of an Exercise Notice shall be deemed to be the Warrant Holder’s determination of whether, and representation and certification to the Company that, this Warrant is exercisable (in relation to other securities owned by the Warrant Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) trading days confirm orally and in writing to the Warrant Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrant Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

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(ii) Notwithstanding anything contained herein, this Warrant shall not be exercisable to the extent that (A) the aggregate shares of Common Stock issued after giving effect to the exercise of this Warrant as set forth on the applicable Exercise Notice, plus (B) the aggregate shares of Common Stock issued or issuable by the Company to holders of Common Stock Equivalents (as defined below) upon conversion or exchange thereof (excluding from this calculation any Common Stock and Common Stock Equivalents beneficially owned by Fog Cutter Capital Group Inc. or its Affiliates) would exceed 19.99% of all shares of Common Stock issued and outstanding on the Issue Date, subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Company’s capitalization occurring after the Issue Date (the “20% Cap”), unless the Company receives stockholder approval to exceed the 20% Cap. To the extent that the limitation contained in this Section 3(g)(ii) applies, the determination of whether this Warrant is exercisable, and of which portion of this Warrant is exercisable, shall be in the sole discretion of the Company. If applicable, the restrictions and redemption obligations set forth in this Section 3(g)(ii) shall cease to apply if (1) the Company obtains stockholder approval to issue Common Stock in excess of the 20% Cap pursuant to the rules and regulations of The Nasdaq Stock Market (or such other principal trading market on which the Common Stock is quoted or listed for trading), or (2) the Company provides the Warrant Holder with irrevocable written notice, based upon the written advice of its counsel, that any such issuance of Common Stock is not subject to the 20% Cap pursuant to the rules and regulations of The Nasdaq Stock Market LLC. The Company will use its best efforts promptly to obtain either the stockholder approval or the irrevocable notice described in the preceding sentence and to provide the Warrant Holder with a copy of same. Without limiting the foregoing, in the event at any time the number of Common Stock described in (A) and (B) above is 85% of the 20% Cap (assuming full exercise without regard to any beneficial ownership limitations set forth herein or therein), then the Company shall within 60 days hold a stockholder meeting and solicit the aforementioned stockholder approval by soliciting proxies in favor of issuing Common Stock in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control shares of Common Stock to vote their shares in favor of such resolution.

(iii) Notwithstanding anything contained herein, this Warrant shall not be exercisable to the extent that the exercise thereof would have the effect of causing Fog Cutter Capital Group Inc. to hold less than 80.0% of the issued and outstanding shares of Common Stock of the Company; provided, that such restriction shall terminate immediately upon any consolidation, merger or other similar business combination between Fog Cutter Capital Group Inc. and the Company.

(iv) Upon any attempted exercise of this Warrant, the Warrant Holder shall have the right to receive cash payments from the Company for all shares of Common Stock that Section 3(g)(i), 3(g)(ii) or 3(g)(iii) renders the Company incapable of issuing to the Warrant Holder (“Deficiency Shares”) at a price equal to the value determined by the Black-Scholes pricing model for such portion of the Warrants which would otherwise be exercisable for Deficiency Shares, and the number of Warrant Shares corresponding to such payment shall be cancelled upon delivery of such payment to the Warrant Holder.

4. Stock Fully Paid; Reservation of Warrant Shares.

(a) Stock Fully Paid. All of the Warrant Shares issuable upon the exercise of the Warrant (and any Warrant issued in substitution for or replacement of this Warrant) will, upon issuance and receipt of the Warrant Price for such Warrant Shares, be duly authorized, validly issued, fully paid and nonassessable, and will issued without violation of any preemptive or similar rights of any stockholder of the Company and be free and clear of all taxes, liens, encumbrances and charges with respect to the issue.

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(b) Reservation. For so long as this Warrant is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect such exercise (the “Required Reserve Amount”).

(c) Insufficient Authorized Shares. If at any time the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its reasonable best efforts immediately to take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall use its reasonable best efforts to either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or (y) hold a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; provided, that if the Company is then subject to review of any such related documents by the Securities and Exchange Commission, the time frame above shall be extended by an additional thirty (30) days. In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock, to cause its Board of Directors to recommend to the stockholders that they approve such proposal and to cause its management to vote in favor of such proposal.

5. Rights of the Warrant Holder. The Warrant Holder shall have no voting rights as a stockholder or rights to dividends or other distributions with respect to Warrant Shares subject to this Warrant until payment in full of the Warrant Price for Warrant Shares being issued.

6. Adjustment of Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 6 (in each case, after taking into consideration any prior adjustments pursuant to this Section 6).

(a) Stock Dividend, Subdivision or Combination. If the Company shall, at any time or from time to time after the Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

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(b) Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Warrant Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Warrant Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment shall be made with respect to the Warrant Holder’s rights under this Warrant to insure that the provisions of this Section 6 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 6(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Warrant Holder, the obligation to deliver to the Warrant Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Warrant Holder shall be entitled to receive upon exercise of this Warrant.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Sections 6(a)-(b) above, if at any time during which this Warrant is outstanding the Company grants, issues or sells any Common Stock Equivalents or other rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Warrant Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Warrant Holder could have acquired if the Warrant Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the limits imposed by Section 3(g)) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Warrant Holder’s right to participate in any such Purchase Right would result in the Warrant Holder exceeding the Beneficial Ownership Limitation, then the Warrant Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Warrant Holder until such time, if ever, as its right thereto would not result in the Warrant Holder exceeding the Beneficial Ownership Limitation). The provisions of this Section 6(c) will not apply to any grant, issuance or sale of Common Stock Equivalents or other rights to purchase stock, warrants, securities or other property of the Company which is not made pro rata to the record holders of any class of shares of Common Stock.

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(d) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later ten (10) days thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Warrant Holder, but in any event not later than ten (10) days thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(iii) All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. No adjustment shall be made to the Exercise Price unless such adjustment would require a change of at least 1% in the Exercise Price. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment or in connection with any exercise of the Warrant.

(e) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Warrant Holder at least 30 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

7. Representations, Warranties and Covenants.

(a) Obligations of the Company. The Company hereby covenants and agrees:

(i) The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

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(ii) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Warrant Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(b) Representation and Warranties of the Warrant Holder. The Warrant Holder represents and warrants:

(i) The Warrant Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Warrant Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Warrant Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Warrant Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Warrant Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Warrant Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

8. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Warrant Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

9. Reissuance Of Warrants.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Warrant Holder shall surrender this Warrant to the Company, together with an opinion of counsel in form and substance satisfactory to the Company from an attorney regularly engaged in the practice of securities law, whereupon the Company will forthwith issue and deliver upon the order of the Warrant Holder a new Warrant (in accordance with Section 9(d)), registered as the Warrant Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Warrant Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 9(d)) to the Warrant Holder representing the right to purchase the number of Warrant Shares not being transferred.

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(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification and payment of any required bond undertaking by the Warrant Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Warrant Holder a new Warrant (in accordance with Section 9(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 9(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Warrant Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 9(a) or Section 9(c), the Warrant Shares designated by the Warrant Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issue Date, and (iv) shall have the same rights and conditions as this Warrant.

10. Registration Rights. The Company grants to the Warrant Holder all rights and benefits of an “Investor” set forth in the Company’s Registration Rights Agreement, dated as of June ___, 2018, as amended (the “Rights Agreement”), including without limitation registration rights and information rights, and agrees to use its reasonable best efforts to amend the Rights Agreement so that (i) the Warrant Shares issuable upon exercise of this Warrant shall be considered “Registrable Shares” (as defined in the Rights Agreement) under the Rights Agreement and (ii) the Warrant Holder shall be considered an “Investor” for all purposes of Section 2 of the Rights Agreement.

11. Amendment And Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of a majority the Warrant Holders.

12. Transfer. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, by the Warrant Holder without charge to the Warrant Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a duly executed assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 7(a)(ii) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled..

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13. Remedies. The Warrant Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages alone would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

14. Severability. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. Choice of Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Loan Agreement.

16. Miscellaneous.

(a) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Warrant Holder. The provisions of this Warrant are intended to be for the benefit of any Warrant Holder from time to time of this Warrant and shall be enforceable by the Warrant Holder or holder of Warrant Shares.

(b) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Warrant Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrant Holder, shall give rise to any liability of the Warrant Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(c) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Warrant Holder shall operate as a waiver of such right or otherwise prejudice the Warrant Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Loan Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Warrant Holder, the Company shall pay to the Warrant Holder such amounts as shall be sufficient to cover any and all costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Warrant Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

17. Notices. Any notice, request or other document required or permitted to be given or delivered to the Warrant Holder by the Company shall be delivered in accordance with the notice provisions of the Loan Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, the undersigned hereby execute this Warrant Agreement as of the day and year first above written.

COMPANY

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

WARRANT HOLDER

FB LENDING, LLC

By:	/s/ Vikas Tandon
Name:	Vikas Tandon
Title:	Authorized Signatory

Signature Page

EXHIBIT A

NOTICE OF EXERCISE

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock (“Warrant Shares”) of FAT Brands Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant No. [ ] (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	_____ Check if Applicable. The undersigned, pursuant to the provisions set forth in the within Warrant, hereby agrees to purchase ________ shares of Common Stock covered by such Warrant, and makes payment herewith in full therefore at the price per share provided by such Warrant in cash or by certified or official bank check or by wired funds in the amount of $_______.

2.	_____ Check if Applicable. The undersigned, pursuant to the provisions set forth in the within Warrant, hereby elects to exercise the cashless exercise provisions of the within warrant with respect to ________ shares of Common Stock covered by such Warrant, and requests that the Company issue to the undersigned an aggregate of _______ Warrant Shares based on the application of the formula set forth in Section 3(c) of such Warrant.

Date: _______________ __, ______

________________________________

     Name of Registered Holder

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.

Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, ____ all of or _______ shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is:

Date: ______________, _______

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.